Exhibit 99

[LOGO] RPC
An Oil & Gas Services Company

FOR IMMEDIATE RELEASE
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             RPC, INC. ANNOUNCES STOCK SPLIT AND INCREASED DIVIDEND
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ATLANTA, January 25, 2005 -- RPC Incorporated (NYSE: RES) today announced that its Board of Directors has approved a three-for-two split of the Company's outstanding common stock. The split will be effected by issuing one additional share of common stock for every two shares of common stock held. The additional shares of common stock will be distributed on March 10, 2005 to holders of record at the close of business on February 10, 2005. No fractional shares will be issued. Fractional share amounts resulting from the split will be paid to shareholders in cash.

The Board of Directors also declared a quarterly dividend increase of 100 percent to $0.06 per share payable March 10, 2005 to common shareholders of record at the close of business on February 10, 2005. The cash dividend that was declared today will be paid on pre-split shares.

Richard A. Hubbell, RPC's Chief Executive Officer, stated, " We believe that increasing the dividend and splitting the stock are not only a way to reward out current stockholders, but may also increase the liquidity and investment appeal of RPC's stock."

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest and Rocky Mountain regions, and in selected international markets. RPC's oil and gas services operating business units include Cudd Pressure Control, Patterson Services and Bronco Oilfield Services. RPC's investor Web site can be found on the Internet at http://www.rpc.net .

For information about RPC, Inc, please contact:

BEN M. PALMER
Chief Financial Officer
404.321.2140
irdept@rpc.net

JIM LANDERS
Corporate Finance
404.321.2162